                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

      FILED BY THE REGISTRANT /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                  TYCO INTERNATIONAL LTD.
------------------------------------------------------------
      (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE
                        REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                                                             January   -  , 2001

Dear Shareholder,

    I am pleased to invite you to attend our 2001 Annual General Meeting of Shareholders, which will be held at 9:30 a.m., Atlantic Time, on March 27, 2001, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda.

    As discussed in the accompanying proxy statement, you will be asked at the Annual General Meeting to elect the Board of Directors, to approve an amendment to the Tyco bye-laws to enable the Board to set and approve director remuneration without shareholder approval, to re-appoint Tyco's auditors and authorize the Board of Directors to fix the auditors' remuneration and to consider a shareholder proposal.

    Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, please sign, date and return the enclosed proxy card at your earliest convenience.

    Thank you for your cooperation.

                                      Yours sincerely,

                                      /s/ L. Dennis Kozlowski

                                      L. DENNIS KOZLOWSKI
                                      Chairman and
                                      Chief Executive Officer

                            Tyco International Ltd.
  The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda

                            TYCO INTERNATIONAL LTD.

             NOTICE OF 2001 ANNUAL GENERAL MEETING OF SHAREHOLDERS

    Notice is hereby given that the Annual General Meeting of Shareholders (the "meeting") of Tyco International Ltd. ("Tyco") for 2001 will be held on March 27, 2001 at 9:30 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda, for the following purposes:

    - To receive Tyco's audited consolidated financial statements for the fiscal year ended September 30, 2000;

    - To elect the Board of Directors;

    - To approve an amendment to Tyco's bye-laws to enable the Board of Directors to set and approve director remuneration without shareholder approval;

    - To re-appoint PricewaterhouseCoopers as the independent auditors and to authorize the Board of Directors to fix the auditors' remuneration; and

    - To vote on a shareholder proposal described in the accompanying proxy statement.

    Tyco's 2000 Annual Report to shareholders, which includes the audited consolidated financial statements of Tyco for the fiscal year ended September 30, 2000, is being mailed to shareholders along with the attached proxy statement.

    Notice of the meeting has been sent to all holders of record of Tyco common shares at the close of business on January 19, 2001. Notice will also be mailed to shareholders who become holders of record of common shares through March 20, 2001. All holders of record of Tyco common shares on the date of the meeting will be entitled to attend and vote at the meeting. Any shareholder who does not receive a copy of the proxy statement and accompanying proxy card may obtain a copy at the meeting or by contacting Tyco at (441) 292-8674.

    Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card to ensure that your shares are represented at the meeting. Registered shareholders who attend the meeting may vote their shares personally, even though they have sent in proxies.

    If your Tyco shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares "held in street name," and these proxy materials are being forwarded to you by your broker or nominee. Your name does not appear on the register of shareholders and, in order to be admitted to the meeting, you must bring a letter or account statement showing that you are the beneficial owner of the shares. You will not be able to vote at the meeting and should instruct your broker or nominee how to vote on your behalf. If you are a participant in a Tyco benefit plan, your proxy card will serve as voting instructions to the trustee(s) of such plan.

By Order of the Board of Directors,
Mark A. Belnick
Executive Vice President and
Chief Corporate Counsel
January   -  , 2001

    IMPORTANT: PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE. THE PROXY IS REVOCABLE AND IT WILL NOT BE USED IF YOU: GIVE WRITTEN NOTICE OF REVOCATION TO THE SECRETARY AT TYCO INTERNATIONAL LTD., THE ZURICH CENTRE, SECOND FLOOR, 90 PITTS BAY ROAD, PEMBROKE HM 08, BERMUDA PRIOR TO THE VOTE TO BE TAKEN AT THE MEETING; LODGE A LATER-DATED PROXY; OR ATTEND AND VOTE AT THE MEETING.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
INTRODUCTION................................................      1
  Solicitation of Proxies...................................      1
  Costs of Solicitation.....................................      1
  Registered and Principal Executive Offices................      1
  Outstanding Voting Shares.................................      1
  Voting Your Proxy.........................................      2
PRESENTATION OF FINANCIAL STATEMENTS........................      3
COMPANY PROPOSALS...........................................      4
PROPOSAL NUMBER ONE--ELECTION OF DIRECTORS..................      4
  Nominees for Director.....................................      4
PROPOSAL NUMBER TWO--APPROVAL OF AN AMENDMENT OF TYCO'S
  BYE-LAWS TO APPROVE DIRECTORS' REMUNERATION...............      7
PROPOSAL NUMBER THREE--RE-APPOINTMENT OF INDEPENDENT
  AUDITORS..................................................      8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................      9
BOARD OF DIRECTORS COMMITTEES AND REPORTS; DIRECTOR AND
  EXECUTIVE COMPENSATION....................................     10
  Board Committees..........................................     10
  Summary of Directors' Compensation........................     11
  Audit Committee Report....................................     12
  Executive Officers........................................     13
  Executive Compensation....................................     14
SHAREHOLDER RETURN PERFORMANCE PRESENTATION.................     23
SHAREHOLDER PROPOSAL--PVC USE IN MANUFACTURE OF MEDICAL
  SUPPLIES..................................................     24
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     26
SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL GENERAL MEETING...     26
UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS....     26
GENERAL.....................................................     26
APPENDIX: AUDIT COMMITTEE CHARTER...........................    A-1

PROXY STATEMENT
2001 ANNUAL GENERAL MEETING OF SHAREHOLDERS
MARCH 27, 2001

                                  INTRODUCTION

SOLICITATION OF PROXIES

    This proxy statement and accompanying proxy card are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Tyco International Ltd. ("Tyco" or the "Company") in connection with the 2001 Annual General Meeting of Shareholders of Tyco to be held on March 27, 2001. This proxy statement and the accompanying proxy card are being mailed to Tyco shareholders on or about January 29, 2001.

COSTS OF SOLICITATION

    The cost of solicitation of proxies will be paid by Tyco. Tyco has engaged MacKenzie Partners, Inc. as the proxy solicitor for the meeting for an approximate fee of $9,500. (All references to "$" in this proxy statement are to United States dollars.) In addition to the use of the mails, certain directors, officers or employees of Tyco may solicit proxies by telephone or personal contact. Upon request, Tyco will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common shares.

REGISTERED AND PRINCIPAL EXECUTIVE OFFICES

    The registered and principal executive offices of Tyco are located at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The telephone number there is (441) 292-8674. The executive offices of Tyco's principal United States subsidiaries are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.

OUTSTANDING VOTING SHARES

    Notice of the meeting has been sent to all holders of record of Tyco common shares at the close of business on January 19, 2001. On that date, there were
outstanding and entitled to vote   -  common shares, including   -  common
shares owned by subsidiaries of Tyco. Notice will also be mailed to shareholders who become holders of record of common shares through March 20, 2001. Any shareholder who does not receive a copy of the proxy statement and accompanying proxy card may obtain a copy at the meeting or by contacting Tyco at
(441) 292-8674. All holders of record of Tyco's common shares on the date of the meeting will be entitled to attend and vote at the meeting. A poll will be taken on each proposal to be put to the meeting, and every holder of a common share will be entitled to one vote per share on each proposal. Two holders of common shares present in person or by proxy form a quorum for the transaction of business.

    For admission to the meeting, registered shareholders (those who own shares in their own names) should come to the Registered Shareholders check-in area, where their ownership will be verified. Those who have beneficial ownership of shares held by a bank or broker (often referred to as "holding in street name") should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring account statements or letters from their banks or brokers showing that they own Tyco shares, but they will not be able to vote at the meeting. Only holders of record may vote at the meeting. Beneficial shareholders should instruct their broker or bank how to vote on their behalf. Registration will begin at 9:00 a.m., and the meeting will begin at 9:30 a.m.

    The proxy card that is being mailed with this proxy statement to holders of record is also being sent to persons who have interests in Tyco shares through participation in the stock funds of the Tyco retirement savings plans and employee stock purchase plans. Such persons are not eligible to vote directly at the meeting. They may, however, instruct the trustees of such plans how to vote the shares represented by their interests. The enclosed proxy card will also serve as voting instructions for the trustees of the plans.

    The affirmative vote of a majority of common shares represented and voting at the meeting is required for the election of directors and the approval of the other proposals. Pursuant to Bermuda law, (i) shares represented at the meeting whose votes are withheld on any matter, (ii) shares which are represented by "broker non-votes" (I.E., shares held by brokers or nominees which are represented at the meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) and (iii) shares which abstain from voting on any matter are not included in the determination of the shares voting on such matter but are counted for quorum purposes. In accordance with New York Stock Exchange rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval and adoption of any of the matters presented at the meeting, other than the election of directors and the re-appointment of auditors.

VOTING YOUR PROXY

    Shares represented by a properly executed proxy will be voted as directed on the proxy card. In the absence of contrary direction from a shareholder, proxies held by the chairman of the meeting will be voted FOR the election of fourteen (14) directors, FOR approval of the amendment of the Tyco bye-laws to enable the Board of Directors to set and approve director remuneration without shareholder approval, FOR the re-appointment of Tyco's independent auditors and authorization for the Board of Directors to fix the auditors' remuneration, and AGAINST the shareholder proposal.

    A registered shareholder may revoke a proxy by giving written notice of revocation to Tyco's Secretary at Tyco's registered office at any time before it is voted, by submitting a later-dated proxy or by attending the meeting and voting in person.

    A proxy card has been enclosed with this document.

    Shareholders should complete and return the proxy card as soon as possible. To be valid, the proxy card must be completed in accordance with the instructions on it and received at any one of the addresses set forth below by the times (being local times) and dates specified:

IN BERMUDA:

by 8:00 a.m. on March 27, 2001 by hand or mail at:

Tyco International Ltd.
The Zurich Centre
Second Floor, 90 Pitts Bay Road
Pembroke, HM 08, Bermuda

IN THE UNITED KINGDOM:

by 5:00 p.m. on March 26, 2001 by hand or mail at:

Tyco International Ltd.
c/o Tyco Holdings (UK) Limited
27th Floor, Tower 42
The International Financial Centre
25 Old Broad Street
London EC2N 1HQ
United Kingdom

IN AUSTRALIA:

by 5:00 p.m. on March 26, 2001 by hand or mail at:

Tyco International Ltd.
c/o Tyco International Pty. Limited
Level 6
12 Help Street
Chatswood NSW 2067
Australia

IN THE UNITED STATES:

by 8:00 a.m. on March 27, 2001 by mail at:

Tyco International Ltd.
c/o ChaseMellon Shareholder Services, LLC
Midtown Station
P.O. Box 946
New York, NY 10138-0746
United States of America

                      PRESENTATION OF FINANCIAL STATEMENTS

    In accordance with Section 84 of the Companies Act 1981 of Bermuda, Tyco's audited consolidated financial statements for the fiscal year ended
September 30, 2000 will be presented at the meeting. These statements have been approved by Tyco's directors. There is no requirement under Bermuda law that such statements be approved by shareholders, and no such approval will be sought at the meeting.

                               COMPANY PROPOSALS
                   PROPOSAL NUMBER ONE--ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

    The election of directors will take place at the meeting. Each of the directors elected will serve until the 2002 Annual General Meeting. All nominees, other than Messrs. Penske, Swartz and Welch, are presently members of the Board of Directors. Tyco's management is not aware of any reason why any of the nominees will not be able to serve.

    Election of the nominees to the Board of Directors will require the affirmative vote of a majority of the votes cast by holders of common shares represented at the meeting in person or by proxy.

    Information as of November 30, 2000 regarding the nominees, including all positions and offices with Tyco and their principal occupations and employment during the past five years, is set forth below. Former Tyco refers to Tyco International Ltd., a Massachusetts corporation at the time, that merged with a wholly-owned subsidiary of ADT Limited, a Bermuda company, in July 1997. In the merger, ADT Limited, as the continuing public company, changed its name to Tyco International Ltd. Former Tyco became a wholly-owned subsidiary of Tyco and changed its name to Tyco International (US) Inc.

                                                                                                       % OF
                                                                                                   OUTSTANDING
                                                                              NUMBER OF               COMMON
                                                                               COMMON                 SHARES
                                                                DIRECTOR    SHARES OWNED              OWNED
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     AGE       SINCE     BENEFICIALLY(1)         BENEFICIALLY
--------------------------------------------------  ---------   --------   ---------------         ------------
L. Dennis Kozlowski............................        54         1997        12,704,508(2)            (14)
  Chairman of the Board, President and Chief
  Executive Officer, Tyco (July 1997-present);
  Executive Chairman and Director, TyCom Ltd.
  (July 2000-present); Chairman of the Board,
  Former Tyco (January 1993-July 1997); Chief
  Executive Officer, Former Tyco (July
  1992-present); President, Former Tyco
  (1989-present); Director, Applied Power Inc.,
  Raytheon Company and US Office Products Company
Lord Ashcroft KCMG.............................        54         1984         6,469,042(3)(15)        (14)
  Chairman, Carlisle Holdings Limited (services
  company) (1987-present); Chairman of the Board
  and Chief Executive Officer of ADT Limited
  (1984-July 1997)
Joshua M. Berman (4)...........................        62         1997           157,290(4)(15)        (14)
  Vice President, Tyco (July 1997-present);
  Counsel to Kramer Levin Naftalis & Frankel LLP
  (counselors at law) (April 1985-February 2000);
  Director, Former Tyco (1967-1997)
Richard S. Bodman*+............................        62         1997           133,284(5)(15)        (14)
  Managing General Partner, VMS Group (venture
  capital) (May 1996-present); Senior Vice
  President, Corporate Strategy and Development,
  AT&T Corporation (communications) (August
  1990-May 1996); Director, Internet Security
  Systems, Inc.; Director, Former Tyco (1992-1997)

                                                                                                       % OF
                                                                                                   OUTSTANDING
                                                                              NUMBER OF               COMMON
                                                                               COMMON                 SHARES
                                                                DIRECTOR    SHARES OWNED              OWNED
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     AGE       SINCE     BENEFICIALLY(1)         BENEFICIALLY
--------------------------------------------------  ---------   --------   ---------------         ------------
John F. Fort, III*+............................        59         1997          146,834(6)(15)         (14)
  Chairman of the Board of Directors, Insilco
  Corp. (diversified manufacturer) (November
  1998-present); Director, Thermadyne Holdings
  Corp., Roper Industries Inc. and Manufacturer's
  Services Ltd.; Director, Former Tyco (1982-1997)
Stephen W. Foss**..............................        58         1997          146,694(7)(15)         (14)
  Chairman and Chief Executive Officer, Foss
  Manufacturing Company, Inc. (manufacturer of
  synthetic fibers and non-woven fabrics)
  (1969-present); Director, Ameron International
  Corp.; Director, Former Tyco (1983-1997)
Philip M. Hampton**+...........................        68         1997           70,471(8)(15)         (14)
  Co-Managing Director, R. H. Arnold & Co.
  (investment bank) (April 1997-present); Chairman
  of the Board, Metzler Corporation (investment
  bank) (October 1989-March 1997); Director,
  Former Tyco (1985-1997)
Wendy E. Lane*.................................        49         2000            5,429(9)(15)         (14)
  Chairman, Lane Holdings, Inc. (private equity
  investment firm) (1992-present); Director,
  Laboratory Corporation of America Holdings
James S. Pasman, Jr.**.........................        69         1992           27,147(10)(15)        (14)
  Director, CSAM Income Fund, Inc., CSAM Strategic
  Global Income Fund, Inc. and Education
  Management Corp.; Trustee, Deutsche Bank VIT
  Funds; Director of approximately 50 funds in the
  Warburg Pincus Funds Complex and the Credit
  Suisse Institutional Funds Complex
Roger S. Penske................................        63           --                0                (14)
  Founder and Chairman, Penske Corporation
  (1969-present) (diversified transportation
  services company); Chairman and Director, United
  Auto Group, Inc. (1999-present); Vice-chairman
  and director, International Speedway Corporation
  (1999-present); Director, General Electric
  Company and Delphi Automotive Systems
  Corporation; Chairman, Detroit Investment Fund
  (1998-present)
W. Peter Slusser**.............................        71         1992           27,439(11)(15)        (14)
  President, Slusser Associates, Inc. (investment
  banking firm) (1988-present); Director, Ampex
  Corporation and Sparton Corporation

                                                                                                       % OF
                                                                                                   OUTSTANDING
                                                                              NUMBER OF               COMMON
                                                                               COMMON                 SHARES
                                                                DIRECTOR    SHARES OWNED              OWNED
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS     AGE       SINCE     BENEFICIALLY(1)         BENEFICIALLY
--------------------------------------------------  ---------   --------   ---------------         ------------
Mark H. Swartz.................................        40           --        5,534,909(13)            (14)
  Executive Vice President and Chief Financial
  Officer, Tyco (July 1997-present); Vice
  President and Director, TyCom Ltd. (July
  2000-present); Vice President and Chief
  Financial Officer, Former Tyco (February
  1995-present); Director of Mergers and
  Acquisitions, Former Tyco (1993-1995)
Frank E. Walsh, Jr.+++.........................        59         1997          324,503(12)(15)        (14)
  Chairman, Sandy Hill Foundation (charitable
  organization) (August 1996-present); Chairman,
  Westray Capital Corporation (investment firm)
  (October 1989-January 1996); Director, Former
  Tyco (1992-1997)
Joseph F. Welch................................        66           --                0                (14)
  President and Chief Executive Officer, The
  Bachman Company (producer of snacks including
  "Bachman" pretzels, "JAX" cheese twists and
  "Chipitos" tortilla chips) (1980-present)

------------------------

*   Member of Audit Committee

**  Member of Compensation Committee

+   Member of Corporate Governance and Nominating Committee

++   Lead Director

(1) The amounts shown are the number of common shares owned beneficially as of November 30, 2000, based on information furnished by the persons named. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares of which the person has the right to acquire beneficial ownership within 60 days, including under stock options that were exercisable on November 30, 2000 or that become exercisable within 60 days after November 30, 2000. There were 1,745,384,259 Tyco common shares outstanding as of November 30, 2000.

(2) The amount shown includes 9,573,192 shares that Mr. Kozlowski has the right to acquire through the exercise of stock options. The amount also includes 1,676,566 shares which are held by the KFT Family Partnership, L.P., of which Mr. Kozlowski is the sole general partner; and 391,075 shares which are held by the DCS Family Partnership L.P., of which Mr. Kozlowski controls all the general partnership interest. The amount shown excludes 622,000 shares held in a charitable remainder trust, as to which Mr. Kozlowski disclaims beneficial ownership. Mr. Kozlowski beneficially owns 200,000 shares of TyCom Ltd. ("TyCom"), a subsidiary of Tyco.

(3) The amount shown consists of 6,447,180 shares held by or on behalf of a company controlled by the trustee of a family trust in which Lord Ashcroft is beneficially interested and 21,862 shares that Lord Ashcroft has the right to acquire through the exercise of stock options. Lord Ashcroft does not beneficially own any shares of TyCom.

(4) The amount shown includes 115,392 shares held in two charitable remainder trusts of which Mr. Berman is co-trustee and Mr. Berman and members of his immediate family are life unitrust beneficiaries. The amount shown also includes 29,290 shares that Mr. Berman has the right to acquire through the exercise of stock options. The law firm of Kramer Levin Naftalis & Frankel LLP has performed and continues to perform legal services for Tyco. Mr. Berman beneficially owns 10,000 shares of TyCom.

(5) The amount shown includes 29,290 shares that Mr. Bodman has the right to acquire through the exercise of stock options. Mr. Bodman beneficially owns 36,000 shares of TyCom.

(6) The amount shown includes 21,862 shares that Mr. Fort has the right to acquire through the exercise of stock options. The amount shown also includes 2,142 shares which are held by Mr. Fort as custodian for his child and 3,000 shares held by his spouse. Mr. Fort beneficially owns 12,000 shares of TyCom.

(7) The amount shown includes 29,290 shares that Mr. Foss has the right to acquire through the exercise of stock options. The amount shown also includes 42,856 shares which are held by the Foss Manufacturing Company Pension Plan and 15,000 shares which are held by the A.S. Foss Foundation. Mr. Foss beneficially owns 5,000 shares of TyCom.

(8) The amount shown includes 15,471 shares that Mr. Hampton has the right to acquire through the exercise of stock options. Mr. Hampton does not beneficially own any shares of TyCom.

(9) The amount shown includes 2,277 shares that Ms. Lane has the right to acquire through the exercise of stock options. Ms. Lane does not beneficially own any shares of TyCom.

(10) The amount shown includes 23,299 shares that Mr. Pasman has the right to acquire through the exercise of stock options. Mr. Pasman beneficially owns 5,000 shares of TyCom.

(11) The amount shown includes 19,909 shares that Mr. Slusser has the right to acquire through the exercise of stock options. Mr. Slusser beneficially owns 1,000 shares of TyCom.

(12) The amount shown includes 140,000 shares which are held by Waterville Partners, L.P. Mr. Walsh is a controlling stockholder of a corporate general partner and holds a limited partnership interest in Waterville Partners, L.P. Mr. Walsh beneficially owns 100,000 shares of TyCom.

(13) The amount shown includes 4,889,812 shares that Mr. Swartz has the right to acquire through the exercise of stock options. The amount shown also includes 418,188 shares held by a family partnership and 900 shares held in custody for his children. Mr. Swartz beneficially owns 75,000 shares of TyCom.

(14) Less than 1%.

(15) The amounts shown do not include options awarded as director compensation for the fiscal year ending September 30, 2001, as follows:
    Lord Ashcroft-options for 14,510 shares; Mr. Berman-options for 14,510 shares; Mr. Bodman-options for 14,510 shares; Mr. Fort-options for 10,000 shares; Mr. Foss-options for 14,510 shares; Mr. Hampton-options for 14,510 shares; Ms. Lane-options for 14,510 shares; Mr. Pasman-options for 14,510 shares; Mr. Slusser-options for 11,804 shares and Mr. Walsh-options for 14,510 shares. These options will become exercisable on October 3, 2001.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

      PROPOSAL NUMBER TWO--APPROVAL OF AN AMENDMENT OF TYCO'S BYE-LAWS TO
                        APPROVE DIRECTORS' REMUNERATION

    Tyco's bye-laws require shareholder approval of payments to non-employee directors for ordinary services as a director in an amount exceeding $25,000 per year. Tyco is seeking shareholder approval to amend the bye-laws to provide that director remuneration may be set by the Board without shareholder approval. The remuneration to be paid for fiscal year 2001 assuming approval of this proposal is described below in "Summary of Directors' Compensation."

    Tyco needs the flexibility to pay directors in a manner comparable to directors of similar companies in order to be able to continue to attract and retain highly qualified directors. From time to time in the past, Tyco has sought and received shareholder approval to pay directors amounts in excess of $25,000, including in November 1999 when the maximum amount was set at $150,000 per year. After consulting with a nationally recognized consulting firm specializing in Board compensation, an appropriate level for the fiscal year 2001 was determined. The requirement in the bye-laws to obtain shareholder approval makes it difficult for Tyco to react in a timely manner to changes in compensation practices. Moreover, companies similar to Tyco do not have similar procedures governing director compensation, which could place Tyco at a competitive disadvantage in its ability to provide competitive compensation to directors. Tyco's bye-laws include this provision because it had been included in the bye-laws of ADT at the time of the merger of Former Tyco into ADT on July 2, 1997, having been included in ADT's bye-laws since their adoption in 1984 in accordance with the general practice followed by companies with a primary listing on the London Stock Exchange. Approval of amendment of the bye-laws requires the affirmative vote of a majority of the votes cast by the holders of outstanding common shares represented at the meeting in person or by proxy. If the amendment to the bye-laws is approved, the Board, like the boards of companies similar to Tyco, will be able to set director remuneration at competitive levels without timing difficulties.

FOR ALL THESE REASONS THE BOARD RECOMMENDS A VOTE FOR THE FOLLOWING RESOLUTION TO AMEND TYCO'S BYE-LAWS TO ENABLE THE BOARD TO SET AND APPROVE DIRECTORS' REMUNERATION WITHOUT SHAREHOLDER APPROVAL:

RESOLVED THAT the following amendments to the Company's bye-laws be approved:

A. paragraph (1) of bye-law 64 of the bye-laws of the Company shall be amended by the deletion of the words "Company in General Meeting" and their replacement by the word "Directors"; and

B. paragraphs (1) and (2) of bye-law 65 of the bye-laws of the Company shall be deleted and replaced by the following:-

"(1) Each Director shall be entitled to receive such fees for his or her services as a Director, if any, as the Directors may from time to time determine, either in addition to or in lieu of any remuneration payable to that Director in respect of any executive office or employment. Each Director shall be paid or reimbursed for all expenses properly and reasonably incurred by him or her in the conduct of the Company's business or in the discharge of his or her duties as a Director.

(2) The Directors may from time to time determine that, subject to the requirements of the Companies Acts, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Directors may decide."

         PROPOSAL NUMBER THREE--RE-APPOINTMENT OF INDEPENDENT AUDITORS

    In accordance with Section 89 of the Companies Act 1981 of Bermuda, Tyco's shareholders have the authority to appoint Tyco's independent auditors and to authorize the Board of Directors to fix the auditors' remuneration. At the meeting, shareholders will be asked to re-appoint PricewaterhouseCoopers as Tyco's independent auditors and to authorize the Board of Directors to fix their remuneration. Audit services performed by PricewaterhouseCoopers for Tyco in fiscal 2000 included the examination of the consolidated financial statements of Tyco and its subsidiaries. Appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of outstanding common shares represented at the meeting in person or by proxy.

    Representatives of PricewaterhouseCoopers expect to be present at the meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE RE-APPOINTMENT OF PRICEWATERHOUSECOOPERS AS TYCO'S INDEPENDENT AUDITORS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THE AUDITORS' REMUNERATION.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth the beneficial ownership of Tyco common shares by (i) those persons known by Tyco to own beneficially more than 5% of Tyco's outstanding common shares; (ii) each of the executive officers named under "Board of Directors Committees and Reports; Director and Executive Compensation--Executive Compensation" below, other than Messrs. Kozlowski and Swartz; and (iii) all directors and executive officers of Tyco as a group. See "Company Proposals--Proposal Number One--Election of Directors--Nominees for Director" on page 4 for the beneficial ownership of common shares by Messrs. Kozlowski and Swartz and the other Tyco directors.

                                                                 NUMBER OF
                                                               COMMON SHARES     % OF OUTSTANDING
                                                                   OWNED          COMMON SHARES
BENEFICIAL OWNER                                              BENEFICIALLY(1)   OWNED BENEFICIALLY
----------------                                              ---------------   ------------------
AXA Financial, Inc.(2)......................................    135,898,521              7.8%
  1290 Avenue of the Americas
  New York, New York 10104

FMR Corp.(3)................................................     93,858,285              5.4%
  82 Devonshire Street
  Boston, Massachusetts 02109

Neil R. Garvey..............................................        453,000(4)             *

Juergen W. Gromer...........................................        420,386(5)             *

Richard J. Meelia...........................................        874,276(6)             *

All current directors and executive officers as a group (18      29,159,032(7)           1.7%
  persons)..................................................

------------------------

*   Less than 1%

(1) The amounts and percentages shown are amounts and percentages owned beneficially as of November 30, 2000 (except for AXA Financial, Inc. and FMR Corp., where the amounts are as of December 31, 1999), based on information furnished or publicly disclosed by the persons named. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares that the person has the right to acquire under stock options that were exercisable on November 30, 2000 or that become exercisable within 60 days after November 30, 2000. There were 1,745,384,259 Tyco common shares outstanding as of November 30, 2000.

(2) The amount shown and the following information is derived from Amendment No. 2 to Schedule 13G dated February 10, 2000 filed jointly on behalf of AXA Financial, Inc. (formerly known as The Equitable Companies Incorporated), AXA, and four French mutual insurance companies (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle) as a group. Each of the French mutual insurance companies and AXA has sole voting power over 60,743,938 of such shares, shared voting power over 39,696,558 of such shares, sole dispositive power over 134,625,430 of such shares and shared dispositive power over 1,180,799 of such shares. AXA Financial, Inc. has sole voting power over 60,352,204 of such shares, shared voting power over 39,696,558 of such shares, sole dispositive power over 134,235,596 of such shares and shared dispositive power over 1,178,899 of such shares. The shares are beneficially owned directly by AXA entities or subsidiaries of AXA Financial, Inc. as follows: AXA Investment Managers (France) (376,440 shares), AXA Sun Life & Provincial Holdings plc (U.K.) (3,194 shares), AXA Royal Belge (Belgium) (10,200 shares), AXA Rosenberg (U.S.) (1,900 shares), Alliance Capital Management L.P. (132,204,562 shares), Donaldson, Lufkin & Jenrette Securities Corporation (1,191,660 shares), The Equitable Life Assurance Society of the United States (522,700 shares) and Wood, Struthers & Winthrop management Corporation (1,587,865 shares). The address of AXA is 9, Place Vendome, 75001, Paris, France. The addresses of the French mutual companies are as follows: AXA Conseil Vie Assurance Mutuelle, 100-101 Terrasse Boieldieu, 92042, Paris La Defense, France; AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle, 21, rue de Chateaudun, 75009, Paris, France; and AXA Courtage Assurance Mutuelle, 26, rue Louis le Grand, 75002, Paris, France.

(3) The amount shown and the following information is derived from Amendment No. 4 to Schedule 13G dated February 14, 2000 filed jointly on behalf of FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail P. Johnson. According to the
    Schedule 13G, Fidelity Management and Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, is the beneficial owner of 90,396,505 shares as a result of acting as investment adviser to various investment companies. Mr. Johnson, FMR and the funds each has sole power to dispose of the 90,396,505 shares, but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds' boards of trustees and is carried out by Fidelity. Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, is the beneficial owner of 3,460,380 shares as a result of its serving as investment manager of institutional accounts. Mr. Johnson and FMR each has sole dispositive power over all 3,460,380 of such shares, sole power to vote or direct the voting of 2,441,325 of such shares, and no power to vote or direct the voting of 1,109,055 of such shares, which are owned by institutional accounts. Fidelity International Limited, which is independent of FMR but has certain common ownership, is the beneficial owner of 1,400 shares.

(4) The amount shown includes 368,888 shares that Mr. Garvey has the right to acquire through the exercise of stock options. Mr. Garvey beneficially owns 35,000 shares of TyCom.

(5) The amount shown includes 134,373 shares that Dr. Gromer has the right to acquire through the exercise of stock options. Dr. Gromer beneficially owns 1,000 shares of TyCom.

(6) The amount shown includes 608,971 shares that Mr. Meelia has the right to acquire through the exercise of stock options. Mr. Meelia beneficially owns 20,000 shares of TyCom.

(7) The amount shown includes 16,811,717 shares that these persons have the right to acquire through the exercise of stock options. These persons beneficially own 610,000 shares of TyCom in the aggregate.

 BOARD OF DIRECTORS COMMITTEES AND REPORTS; DIRECTOR AND EXECUTIVE COMPENSATION

BOARD COMMITTEES

    The Board of Directors held six meetings during fiscal 2000. Each director attended at least 75% of the aggregate of: (1) the number of Board meetings held during the period in which he or she has been a director and (2) the number of meetings of all committees on which he or she served (held during the periods that he or she served).

    The Board has an Audit Committee, which makes such recommendations to the Board as it deems appropriate, including recommendations as to the appointment of independent auditors. The Audit Committee had four official meetings and several informal discussions in fiscal 2000. The Audit Committee Charter is attached as Appendix A hereto and the Audit Committee Report is set forth below.

    The Board has a Compensation Committee, which approves all of the policies under which compensation is awarded to Tyco's Chief Executive Officer, reviews and, as required, approves such policies for executive officers and key managers, and oversees the administration of executive compensation programs. The Compensation Committee had two official meetings and several informal discussions during fiscal 2000. The Compensation Committee Report is included below.

    The Board has a Corporate Governance and Nominating Committee, which is responsible for evaluating the Board's structure, personnel and processes and makes recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to Tyco's Secretary at Tyco's registered address in Pembroke, Bermuda. Any such recommendation must include the name and address of the candidate, a brief biographical description or statement of the qualifications of the candidate and the candidate's signed consent to serve as a director if elected. Under Tyco's bye-laws, generally no person is eligible for election to the office of director at any general meeting unless, not less than six and not more than 28 calendar days before the day of the meeting, there has been given to the Secretary notice in writing by a shareholder (not being the person to be proposed) entitled to attend and vote at the meeting and the signed consent of the nominee to serve as a director. Corporate Governance and Nominating Committee members communicated with one another informally, but did not hold a formal meeting in fiscal 2000.

    The Lead Director position, held by a non-employee director, is responsible for coordinating with the Chairman to establish the Board's agenda and the nomination of new directors and their committee assignments, coordinating the evaluation of the Chairman and all directors, and acting as the lead non-employee director.

SUMMARY OF DIRECTORS' COMPENSATION

    Tyco shareholders have approved remuneration of up to $150,000 per annum for Tyco's non-employee directors. A nationally recognized consulting firm was asked to analyze remuneration paid to directors at companies of similar size and complexity as Tyco to help establish Board remuneration. Shareholders are now being asked to vote on a proposal that would amend the bye-laws to enable the Board to set and approve directors' remuneration (see "Company Proposals--Proposal Number Two--Amendment of Tyco's Bye-Laws to Approve Directors' Remuneration"). If shareholders approve Proposal Number Two, the Board has designated that each non-employee director would receive a total compensation package for fiscal year 2001 as follows: a $75,000 cash retainer and options to purchase 10,000 Tyco common shares. Each employee director will receive only the cash remuneration.

    Non-employee directors may make an irrevocable election each year to receive some or all of their annual cash retainer in one or more of the following forms (both currently and in the event of the approval of Proposal Number Two):
(i) phantom Tyco common shares under a deferred compensation plan,
(ii) interest in a director's trust that is invested in Tyco common shares, or
(iii) Tyco stock options. Under the deferred compensation plan, each account is credited with an amount equal to the dividends that would have been earned on the shares if owned. Participants receive payments from their account in cash in either a lump sum or up to ten annual installments. The lump sum is payable, at the prior election of the director, a minimum of 5 years after deferral while a director remains a member of the Tyco Board. For a director who has ceased to be a member of the Tyco Board, the lump sum is payable, or the annual installments will commence, at the election of a director, at any time after termination of service (or upon termination of service if a director is age 70 or older). Shares held in a director's account under the director's trust are owned by the director, may be voted by him and may be withdrawn or sold at any time. Any shares remaining in the account at the time the director terminates his service on the Tyco Board will be distributed to him at that time.

    The fiscal 2000 compensation package for directors (other than Mr. Kozlowski who does not receive the option award but did receive $65,000 in cash for his services as a director and Ms. Lane who became a director later in the fiscal year) consisted of $65,000 in cash and 4,555 stock options. The options, granted to all non-employee directors on October 18, 1999, had an exercise price of $41.19735 per share. Messrs. Ashcroft, Berman, Bodman, Fort, Foss, Hampton, Pasman, Slusser and Walsh elected to receive all or a portion of their cash retainer for fiscal 2000 in stock options and were granted options to purchase 4,555, 4,555, 4,555, 4,555, 4,555, 4,555, 2,278, 1,402 and 4,555 Tyco
common shares, respectively, at an exercise price of $41.19735 per share (the fair market value on the date of grant). Ms. Lane, who was elected as a director on April 19, 2000, received a pro-rata option grant of 2,278 options with a vesting date of April 19, 2001 and elected to receive a pro-rata option award of 2,277 options (100% vested but not exercisable until April 19, 2001) in lieu of her pro-rata cash retainer. These options had an exercise price of $44.4495, the fair market value of shares on the date of grant. Under the terms of the director restoration option described below, Mr. Walsh received 10,593 options on November 4, 1999 with an exercise price of

$40.3051 and an expiration date equal to that of the options they restored.
Mr. Hampton also received a restoration option grant of 6,361 options on February 2, 2000 with an exercise price of $40.9203 and an expiration date equal to that of the options they restored.

    At the time of the initial public offering of TyCom Ltd. common shares on July 26, 2000, each non-employee Tyco director received a grant of options to purchase 7,000 common shares of TyCom. The grant price was the initial public offering price of $32.00. The TyCom options vest on July 26, 2001 and have a term of ten years.

    In October 2000, each director (other than Mr. Kozlowski) was granted a stock option with respect to compensation for fiscal 2001, to purchase 10,000 Tyco common shares at an exercise price of $50.6648 per share, the fair market value on the date of grant. All non-employee directors other than Messrs. Fort and Slusser elected to receive their full fiscal 2001 cash retainer in the form of options and as a result received options to purchase 4,510 Tyco common shares. Mr. Slusser elected to receive a portion of his retainer in options and as a result received options to purchase 1,804 Tyco common shares. Mr. Fort did not receive any elective options. Each option has an exercise price of $50.6648 per share. Options are granted under the Tyco International Ltd. Long Term Incentive Plan and have a term of ten years from date of grant. The 10,000 options that all non-employee directors received will vest and become exercisable on October 3, 2001. The options that directors elect to receive in lieu of cash retainer are immediately vested, but not exercisable until one year from the grant date of October 3, 2000. The exercise price per share under all such options is equal to the fair market value of a Tyco common share at the time of grant. Each such option provides for an automatic grant of a restoration option to the extent the director uses Tyco common shares towards payment of his/her option exercise price. The 2001 director compensation was determined consistent with the proposed change in the bye-laws described above.

AUDIT COMMITTEE REPORT

    The Audit Committee of the Board of Directors is composed of three independent directors and operates under a written charter adopted by the Board of Directors.

    Management is responsible for Tyco's internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The independent accountants are responsible for performing an independent audit of Tyco's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee's responsibility is to monitor and oversee these processes.

    In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

    Tyco's independent auditors also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

    Based upon the Committee's review and discussions referred to above, the Committee recommended that the Board of Directors include the Company's audited consolidated financial statements in Tyco's Annual Report on Form 10-K for the year ended September 30, 2000 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee,
John F. Fort, III (Chairman)
Richard S. Bodman
Wendy E. Lane

EXECUTIVE OFFICERS

    Tyco's executive officers and executive officers of certain subsidiaries are as follows (ages as of January 29, 2001):

    L. Dennis Kozlowski, age 54, Chairman of the Board, President and Chief Executive Officer since July 1997. Executive Chairman and Director of TyCom since July 2000. Chairman of the Board of Former Tyco from January 1993 to
July 1997; Chief Executive Officer of Former Tyco since July 1992; President of Former Tyco since 1989; associated with Former Tyco since 1975.

    Mark A. Belnick, age 54, Executive Vice President and Chief Corporate Counsel since September 1998. Prior to joining Tyco, Mr. Belnick was a senior partner at the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison since 1987.

    Jerry R. Boggess, age 56, President of Tyco Fire and Security Services since August 1993. Vice President of Former Tyco since February 1996; associated with Former Tyco since 1968.

    Neil R. Garvey, age 45, President, Chief Executive Officer and Director of TyCom Ltd. since July 2000. President of TyCom (US) Inc. (formerly Tyco Submarine Systems Ltd.) from July 1997 to July 2000. President of Simplex Technologies from July 1995 to June 1997; Vice President of Sales and Marketing of Simplex Technologies from June 1992 to July 1995; associated with Former Tyco since 1979.

    Juergen W. Gromer, age 56, President of Tyco Electronics since April 1999; Senior Vice President, Worldwide Sales and Service, of AMP Incorporated (acquired by Tyco in April 1999) from 1998 to April 1999; President, Global Automotive Division, and Corporate Vice President of AMP from 1997 to 1998; Vice President and General Manager of various divisions of AMP from 1990 to 1997.

    Stephen B. McDonough, age 47, President of Tyco Flow Control Products and Services since November 2000. President of Tyco Plastics and Adhesives since
May 1997. President of A&E Molded Products from January 1997 to May 1997; Vice President and General Manager of Ludlow Laminating and Coating from July 1991 to January 1997; associated with Former Tyco since 1981.

    Richard J. Meelia, age 51, President of Tyco Healthcare Group since 1995. Group President of Kendall Healthcare Products Company (acquired by Former Tyco in October 1994) from January 1991 to 1995.

    Mark H. Swartz, age 40, Executive Vice President and Chief Financial Officer since July 1997. Vice President and Director of TyCom since July 2000. Vice President and Chief Financial Officer of Former Tyco since February 1995; Director of Mergers and Acquisitions of Former Tyco from 1993 to 1995; associated with Former Tyco since 1991.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The table below presents the annual and long-term compensation for services in all capacities to Tyco and its subsidiaries for the periods shown for Tyco's Chief Executive Officer and the other four most highly compensated executive officers of Tyco during fiscal 2000 (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM COMPENSATION
                                                                                  ----------------------------------------
                                                                                                 TYCOM
                                       ANNUAL COMPENSATION(1)                     TYCO SHARES    SHARES
                                 ----------------------------------  RESTRICTED   UNDERLYING   UNDERLYING
                                                CASH       STOCK        STOCK        STOCK       STOCK        ALL OTHER
NAME & PRINCIPAL POSITION  YEAR    SALARY     BONUS(3)    BONUS(4)   AWARD(S)(5)    OPTIONS     OPTIONS    COMPENSATION(6)
-------------------------  ----  ----------  ----------  ----------  -----------  -----------  ----------  ---------------
L. DENNIS KOZLOWSKI......  2000  $1,350,000  $2,800,000              $21,207,540   5,107,158     800,000      $527,152
  CHAIRMAN & CEO,          1999   1,350,000   3,200,000              25,707,178    6,621,834                   387,001
  TYCO
  INTERNATIONAL LTD.       1998   1,250,000   2,500,000              20,140,000    3,832,800                   901,002

JUERGEN W. GROMER(2).....  2000     625,000   7,987,183  $4,899,762                  474,380                         0
  PRESIDENT, TYCO
  ELECTRONICS

NEIL R. GARVEY...........  2000     475,000   7,273,724   1,389,711                  463,860   1,000,000       213,791
  PRESIDENT AND CEO,       1999     425,000   1,940,000     570,996                  178,500                   195,076
  TyCom Ltd.               1998     400,000   1,675,000     787,313                                             84,761

RICHARD J. MEELIA........  2000     600,000     800,000     774,878                  128,800                   335,910
  PRESIDENT, TYCO
  HEALTHCARE               1999     567,980   2,619,900   3,246,355                  790,564                   137,829
  GROUP                    1998     500,000   1,064,013   1,163,068                  100,000                   149,477

MARK H. SWARTZ...........  2000     768,750   1,400,000              10,603,770    2,535,999     500,000       292,487
  EVP & CFO, TYCO          1999     750,000   1,600,000              12,029,641    2,976,480                   150,014
  INTERNATIONAL LTD.       1998     559,500   1,250,000              10,070,000    2,764,666                   256,878

------------------------

(1) Under the Tyco Deferred Compensation Plan or, in the case of Mr. Garvey, the TyCom Deferred Compensation Plan, the amount of total salary and bonus that has been deferred for fiscal 2000 is as follows: Mr. Garvey: $2,886,862;
    Mr. Swartz: $1,814,375, and Mr. Meelia: $700,000. The amounts shown for Messrs. Kozlowski and Swartz include that portion of their compensation that is allocated to and paid by TyCom Ltd. None of the Named Officers had other annual compensation in excess of $50,000.

(2) Dr. Gromer was not an executive officer prior to fiscal year 2000.
    Dr. Gromer's salary and bonus are designated in U.S. dollars, but he is paid in German Marks.

(3) The bonus amounts shown in the table for Messrs. Kozlowski and Swartz reflect annual bonus payments that were based on Tyco performance during fiscal 2000 as determined using performance objectives established early in the fiscal year and on the TyCom initial public offering. The bonus amounts shown in the table for Dr. Gromer and Mr. Meelia reflect annual bonus payments that were based solely on the performance of their respective Tyco divisions during fiscal 2000, as determined using performance objectives established early in the fiscal year; except that the bonus amount for Mr. Meelia also includes an incentive bonus for performance related to the acquisition of Mallinckrodt. The bonus amount for Mr. Garvey includes an annual bonus payment that was based on the performance of TyCom (formerly the Telecommunications division of Tyco) during the period October 1, 1999 through the end of the fiscal year, as determined using performance objectives established early in Tyco's fiscal year, as well as a special performance bonus related to the initial public offering of TyCom.

(4) For fiscal 2000, certain bonuses were payable in the form of common shares as follows: Dr. Gromer--92,364 shares, Mr. Garvey--26,528 shares (13,375 shares that vested on September 30, 2000 and 13,153 shares that vested on October 24, 2000), and Mr. Meelia--14,607 shares. The amount listed in the table reflects the fair market value of the shares ($53.0484) on the date shares vested (October 24, 2000); except that the value for Mr. Garvey's shares that vested on September 30, 2000 ($51.7358) is the average fair market value for Friday, September 29 and Monday, October 2, 2000.

(5) Restricted shares in which specific performance criteria (E.G., increase in earnings per share (EPS) that is a minimum of 22.5% over the prior year) determines the number of shares that vest for the fiscal year. Any shares not vested within three years are forfeited. Recipients of all restricted shares have the right to vote such shares and receive dividends. The value shown is the value on the date of the grant ($35.3459 on January 5, 2000).
(6) The amounts shown in the table reflect Tyco contributions made on behalf of the Named Officers under Tyco's qualified and non-qualified defined contribution plans, as follows:

                                 COMPANY MATCHING CONTRIBUTION   COMPANY CONTRIBUTION
NAME                                   (QUALIFIED PLAN)          (NON-QUALIFIED PLAN)
----                             -----------------------------   --------------------
Mr. Kozlowski..................             $11,900                    $306,600
Mr. Garvey.....................              11,900                     156,275
Mr. Meelia.....................               8,834                     209,099
Mr. Swartz.....................               8,073                     113,375

   The amount shown in the table for Mr. Kozlowski also includes interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate of $143,652 and director's fees of $65,000. The amounts shown in the table for Messrs. Garvey, Swartz and Meelia also include interest credited on deferred compensation in excess of 120% of the applicable federal long-term rate of $45,616, $171,039 and $114,510, respectively. The amount shown in the table for Mr. Meelia also includes a taxable life insurance premium of $1,518 and a matching contribution under the Employee Stock Purchase Plan of $1,950.

OPTION GRANTS IN FISCAL 2000

    The following table shows all grants of stock options to the Named Officers during fiscal 2000 under the Tyco International Ltd. Long Term Incentive Plan ("LTIP") and the TyCom Ltd. Long Term Incentive Plan ("TyCom LTIP").

                                                                        INDIVIDUAL GRANTS
                                -------------------------------------------------------------------------------------------------
                                                               PERCENT OF TOTAL
                                           NO. OF SECURITIES       OPTIONS
                                              UNDERLYING          GRANTED TO      EXERCISE                            GRANT DATE
                                 EQUITY         OPTIONS          EMPLOYEES IN       PRICE                               PRESENT
NAME                              TYPE          GRANTED         FISCAL YEAR(9)    ($/SHARE)      EXPIRATION DATE       VALUE(12)
----                            --------   -----------------   ----------------   ---------   ----------------------  -----------
L. Dennis Kozlowski...........    TYC             20,000(1)          0.07%        $50.8125          10/1/2009         $   270,400
                                  TYC            392,000(1)(2)       1.29          41.1974        10/17/2009(10)        4,319,840
                                  TYC            744,000(1)          2.45          35.3459         1/4/2010(11)         7,209,360
                                  TYC             20,000(1)          0.07          50.0000          3/22/2010             296,800
                                  TYC            300,000(3)          0.99          53.0000          4/17/2010           2,673,000
                                  TYC            300,000(3)          0.99          65.0000          4/17/2010           1,815,000
                                  TYC            300,000(3)          0.99          75.0000          4/17/2010           1,323,000
                                  TYC          1,502,467(4)          4.95          58.2843       7/17/07--1/4/10       25,511,890
                                  TYC          1,255,602(4)          4.14          56.8342       7/17/07--1/4/10       20,792,769
                                  TYC            273,089(4)          0.90          55.2500       7/17/07--1/4/10        4,396,733
                                  TCM            800,000(5)          3.69          32.0000          7/25/2010          12,248,000
Juergen W. Gromer.............    TYC             24,380(6)          0.08          41.1974          10/17/2009            268,668
                                  TYC             50,000(7)          0.16          36.4051           1/9/2010             468,500
                                  TYC            400,000(7)          1.32          43.6234          4/17/2010           4,760,000
Neil R. Garvey................    TYC             13,860(6)          0.05          41.1974          10/17/2009            152,737
                                  TYC            400,000(7)          1.32          41.1974          10/17/2009          4,024,000
                                  TYC             50,000(7)          0.16          36.4051           1/9/2010             468,500
                                  TCM          1,000,000(5)          4.61          32.0000          7/25/2010          15,310,000
Richard J. Meelia.............    TYC             78,800(6)          0.26          41.1974          10/17/2009            868,376
                                  TYC             50,000(7)          0.16          36.4051           1/9/2010             468,500
Mark H. Swartz................    TYC            196,000(1)(8)       0.65          41.1974        10/17/2009(10)        2,159,920
                                  TYC            372,000(1)(8)       1.23          35.3459         1/4/2010(10)         3,604,680
                                  TYC            150,000(3)          0.49          53.0000          4/17/2010           1,336,500
                                  TYC            150,000(3)          0.49          65.0000          4/17/2010             907,500
                                  TYC            150,000(3)          0.49          75.0000          4/17/2010             661,500
                                  TYC            368,197(4)          1.21          58.2843          7/17/2007           6,251,985
                                  TYC            944,398(4)          3.11          56.8342       7/17/07--1/4/10       15,639,231
                                  TYC            205,404(4)          0.68          55.2500       10/17/09--1/4/10       3,307,004
                                  TCM            500,000(5)          2.31          32.0000          7/25/2010           7,655,000

    Certain options granted to the Named Officers include a restoration feature whereby participants receive options to replace exercised options or shares, if the shares or share proceeds (1) are used to pay the exercise price of stock options, (2) are applied to satisfy tax withholding obligations or repay indebtedness to the Company or (3) are sold by trusts for tax planning purposes. In certain cases, restoration options are granted to an executive who has sold vested restricted shares to the Company or a subsidiary thereof, enabling the executive to maintain the level of his equity interest in Tyco. Restoration options are granted at an exercise price which is equal to the market price of Tyco common shares on the day such restoration options are granted.

(1) Restoration options having the following terms: granted at fair market value; immediately vested, but not exercisable for two months; term equal to ten years.

(2) Options transferred to the DCS Family Partnership L.P.

(3) Performance-based options with exercise prices of approximately 21.5%, 49%, and 72% above fair market value on the date of grant. Vesting is contingent upon Tyco's achievement of earnings per share growth over fiscal 1999 results of 40% (to vest one-third), 70% (to vest two-thirds), and 100% (to vest 100%). The earliest some or all of the options may vest is October 1, 2002, or as of the end of any fiscal year thereafter in which the specified performance goal is achieved. Options will vest on the eighth anniversary of the grant if vesting based on performance has not already occurred, provided the optionee remains an active employee.

(4) Restoration options having the following terms: granted at fair market value; immediately vested, but not exercisable for two months; term equal to the remaining term of the replaced options.

(5) Options to purchase common shares of TyCom Ltd. granted as of the date of the initial public offering of TyCom at the initial public offering price, vesting 25% per year over a period of four years, with a term of ten years.

(6) Restoration options having the following terms: granted at fair market value; immediately vested; term equal to ten years.

(7) Options granted at fair market value on the date of the grant; vesting 100% at the end of three years; and with a term of ten years.

(8) Options transferred to the KMS Family Partnership L.P.

(9) For equity type "TYC", represents the percentage of all options granted in fiscal 2000 under the LTIP and the Tyco International Ltd. Long Term Incentive Plan II. For equity type "TCM", represents the percentage of all options granted in fiscal 2000 under the TyCom LTIP and the TyCom Ltd. Founders' Share Option Program.

(10) Options transferred to a family partnership, which then exercised the options during fiscal 2000.

(11) Options exercised during fiscal 2000.

(12) All options other than the performance-based options are granted at an exercise price equal to the market value of Tyco common shares (or, as applicable, TyCom's common shares) on the date of grant. (See footnote
    (3) for performance-based options.) Therefore, if there is no appreciation in that market value, no value will be realizable. As permitted by the rules of the United States Securities and Exchange Commission, Tyco chose the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. The following assumptions were used for Tyco options: expected life of three years; interest rates of 5.9%--6.53%, which represent the yield of a zero coupon Treasury strip with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 28.74%--33.52%, calculated based on 36 months of historical Tyco share price movement; quarterly dividend payment of $0.0125 per share; and the vesting schedule listed for the option grant. The following assumptions were used for TyCom options:

    expected life of four years; interest rate of 6.07%, which represents the yield of a zero coupon Treasury strip with a maturity date similar to the assumed exercise period; assumed annual volatility of underlying shares of 60%, based on average volatility of industry peers; no current dividend payment; and the vesting schedule listed for the option grant.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    Shown below is information with respect to aggregate option exercises by the Named Officers in the fiscal year ended September 30, 2000 and with respect to unexercised stock options held by them at September 30, 2000.

                                                                       NO. OF SECURITIES
                                                                          UNDERLYING                  VALUE OF UNEXERCISED,
                                    NUMBER OF                         UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS
                                     SHARES                           AT FISCAL YEAR END            HELD AT FISCAL YEAR END(1)
                        TYPE OF     ACQUIRED           VALUE      ---------------------------      ----------------------------
NAME                     EQUITY    ON EXERCISE       REALIZED     EXERCISABLE   UNEXERCISABLE      EXERCISABLE    UNEXERCISABLE
----                    --------   -----------      -----------   -----------   -------------      ------------   -------------
L. Dennis Kozlowski...    TYC         744,000       $16,558,701    5,775,834      3,931,158        $10,710,320     $         0
                          TYC          40,000(2)        530,127           --             --                 --              --
                          TYC       2,392,000(3)     82,828,516           --             --                 --              --
                          TCM              --                --            0        800,000(4)               0       4,840,160

Juergen Gromer........    TYC              --                --      110,112      1,050,000          2,597,120      13,900,005

Neil R. Garvey........    TYC              --                --      342,360        600,000         10,738,453       9,167,410
                          TCM              --                --            0      1,000,000(4)               0       6,050,200

Richard J. Meelia.....    TYC         125,000         4,403,194      561,031        633,333         12,851,909      11,998,202

Mark H. Swartz........    TYC              --                --    2,664,480      2,301,332          5,525,196      10,855,222
                          TYC       1,567,999(5)     48,840,326           --             --                 --              --
                          TCM              --                --            0        500,000(4)               0       3,025,100

--------------------------

(1) Based on the volume weighted average price on September 29, 2000 of Tyco common shares of $52.2532 and of common shares of TyCom Ltd. of $38.0502.

(2) Shares issued on exercise of options transferred by Mr. Kozlowski to the KFT Family Partnership L.P.

(3) Shares issued on exercise of options transferred by Mr. Kozlowski to the DCS Family Partnership L.P.

(4) Options to purchase common shares of TyCom Ltd.

(5) Shares issued on exercise of options transferred by Mr. Swartz to the KMS Family Partnership L.P.

CERTAIN DEFINED BENEFIT PLANS

    Mr. Kozlowski, Mr. Swartz and Dr. Gromer participate in defined benefit or actuarial retirement plans ("pension plans") maintained by Tyco or a subsidiary. Messrs. Kozlowski and Swartz participate in individual Executive Retirement Arrangements maintained by Tyco (the "ERA"). Under the ERA, Mr. Kozlowski has a fixed lifetime benefit commencing at his normal retirement age of 65 that has a present value of $315,983 monthly. Mr. Swartz's fixed lifetime benefit at his normal retirement age of 65 has a present value of $144,135 monthly. Retirement benefits are available at earlier ages and alternative forms of benefits can be elected. Any such variations would be actuarially equivalent to the fixed lifetime benefit starting at age 65.

    All eligible employees of Tyco Electronics paid in Germany are entitled to receive retirement benefits from Tyco. Tyco has established a pension benefit plan solely for this purpose. Dr. Gromer, as an employee of Tyco Electronics in Germany, is entitled to receive from Tyco upon retirement at age 65 a defined pension benefit that is determined primarily based on his annualized monthly base salary as of three years prior to the date of his retirement, and his years of service with Tyco at the time of his retirement.

    The following table sets forth the estimated annual benefits payable under the pension plan for the compensation amounts and the years of credited service specified in the table. Under the pension plan, no more than a maximum of 30 years of credited service may be recognized for benefit accrual purposes.

                         YEARS OF CREDITED SERVICE AND RELATED ESTIMATED ANNUAL BENEFITS
                                             PAYABLE UPON RETIREMENT
                        -----------------------------------------------------------------
    COMPENSATION              15               20               25               30
---------------------   --------------   --------------   --------------   --------------
      $495,245             $194,102         $260,609         $327,115         $393,622
      $520,007             $204,660         $274,686         $344,712         $414,738
      $544,769             $215,218         $288,764         $362,310         $435,855
      $569,531             $225,776         $302,842         $379,906         $456,971
      $594,294             $236,335         $316,919         $397,504         $478,088

        AMOUNTS ARE CONVERTED FROM GERMAN MARKS USING A CONVERSION RATIO OF
    2.2227 USD TO 1 GM.

    The annual benefits shown in the table assume the employee would receive his or her retirement benefits under the pension plan in the form of a straight life annuity upon normal retirement at age 65. The retiree is required to pay medical and long-term care insurance, as well as taxes, from the benefits provided under the pension plan. In addition to this pension, a pension benefit for eligible employees of Tyco Electronics in Germany, including Dr. Gromer, is funded through insurance purchased by Tyco. At September 30, 2000, Dr. Gromer had accrued a taxable pension payable at retirement through this insurance in the amount of $3,240 annually. This amount is subject to increase in future periods only to the extent of dividends paid by the insurance.

    The compensation of Dr. Gromer covered by the pension plan would be the base salary amount that would be noted in the "Salary" column of the executive compensation table on page 14, less statutory payments for specified holiday and vacation time. Dr. Gromer's current covered compensation is $495,245.

    As of September 30, 2000, for purposes of calculating benefits accrued under the pension plan, Dr. Gromer has 22 years and 9 months of credited service with Tyco.

EMPLOYMENT CONTRACTS, TERMINATION AGREEMENTS, CHANGE OF CONTROL ARRANGEMENTS

    None of the Named Officers has an employment contract, termination agreement, or change of control arrangement. Mr. Garvey entered into a non-competition and confidentiality agreement with TyCom as a condition of receiving TyCom options at the time of TyCom's intial public offering.

EXECUTIVE LIFE INSURANCE PROGRAM

    Tyco has agreed to provide executive life insurance coverage for Messrs. Kozlowski and Swartz with premiums paid over a period of ten years. The premium payments will be made even if either executive should terminate employment with Tyco during this period. Tyco is in the process of securing the insurance coverage and no insurance premiums have yet been paid.

RELATED PARTY TRANSACTIONS

    The 1983 Key Employee Corporate Loan Program, as amended, funded by Tyco International (US) Inc., encourages ownership of Tyco common stock on favorable terms. Loans are primarily used for the payment of taxes due as a result of the vesting of ownership of shares granted under Tyco's restricted share ownership plan.

    The Compensation Committee administers the loan program. The Compensation Committee authorizes loans, which may not exceed the amount allowable as provided by any regulation of the United States Treasury or other state or federal statute. Loans may be required to be secured by Tyco common shares owned by the employee or may be unsecured. Loans under the loan program generally bear interest at Tyco's incremental short-term borrowing rate (6.67% for 2000) and are generally repayable in ten years or when the participant reaches age 69, whichever occurs first, except that earlier payments must be made in the event that the participant's employment with Tyco or its subsidiaries terminates. The participant is also required to make loan payments upon the sale or other disposition of Tyco common shares (other than gifts to certain family members) with respect to which loans have been granted.

    At September 30, 2000, the amount of loans outstanding under the loan program totaled $11,421,655, of which nothing was outstanding for any of the Named Officers. The largest amount of indebtedness since October 1, 1999 for each of these individuals was $12,711,768 for Mr. Kozlowski, $304,363 for Mr. Garvey, and $1,000,000 for Mr. Swartz. Neither Dr. Gromer nor Mr. Meelia had loans under the program during fiscal 2000.

    Mr. Garvey received relocation loans from Tyco in the aggregate of $3 million on June 23, 2000, which remained outstanding on September 30, 2000. Each loan bears interest at the long term annual applicable Federal rate under
Section 1274(d) of the United States Internal Revenue Code (6.24% for 2000), requires annual interest payments, and is payable no later than June 23, 2015. Loans may also require repayment based upon proceeds from the sale of shares and/or option exercises.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors is composed solely of independent directors, none of whom has any interlocking relationships with Tyco that are subject to disclosure under rules of the SEC relating to proxy statements. The Compensation Committee approves all of the policies under which compensation is paid or awarded to Tyco's Chief Executive Officer, reviews and, as required, approves such policies for executive officers and key managers, and oversees the administration of executive compensation programs.

    Fiscal year 2000 was another very successful year despite some tough challenges facing Tyco. In fact, fiscal 2000 was the seventh consecutive year in which Tyco increased revenues and earnings substantially. Sales rose 29% for the year to $28.93 billion and income before non-recurring charges and credits grew to $3.73 billion, or $2.18 per share, an increase of 42.5% over the prior year. In addition, Tyco executives were instrumental in establishing the telecommunications division as a separate publicly-traded company--
TyCom Ltd.--and raising net proceeds of $2.1 billion. Tyco continues to own approximately 86% of TyCom Ltd. Executive compensation was directly tied to, and is reflective of, this excellent performance.

    In formulating the policies under which Tyco's executives were compensated, the Committee considers the following factors, among others:

    - In this very competitive environment in which Tyco operates, it must attract, retain and motivate highly talented corporate leaders who are capable of achieving the Company's goals for short-term and long-term profitability, growth and return to shareholders.

    - Company growth and ultimately shareholder value are best served by having incentive compensation based on the financial performance of the Company and its various operating companies with a large component based on increase in the value of Tyco shares.

    - The compensation paid by Tyco to its management team should be competitive with executive compensation of other similarly situated public companies. The Committee retains an independent outside consulting firm to evaluate the appropriateness of Tyco's executive pay practices.

    The Compensation Committee seeks to implement these considerations through a compensation program applicable to corporate officers and to the operating unit officers reporting directly to the Chief

Executive Officer. Compensation for the Named Officers includes a high portion of pay that is incentive based and therefore at risk. The elements of compensation are primarily comprised of the following:

    - BASE PAY: Based upon levels that reflect the degree of responsibility associated with the executive's position, the executive's past achievements and expected future achievements.

    - ANNUAL INCENTIVE BONUS: A cash bonus with the amount paid, if any, dependent upon achievement of annual earnings and cash flow targets established for the relevant business unit and/or Tyco's overall performance. In addition, certain executives may earn a portion of their bonus in common shares, the number of which is also based on the level of performance achieved.

    - LONG-TERM, EQUITY-BASED INCENTIVE COMPENSATION: Generally in the form of restricted stock grants and/or stock option awards. Restricted stock grants are solely performance-based and have restrictions that lapse in accordance with the satisfaction of specified performance criteria. Tyco stock option awards for Named Officers other than Messrs. Kozlowski and Swartz vest at the end of three years. However, to highlight Tyco's commitment to future growth, during fiscal 2000 Messrs. Kozlowski and Swartz received performance-based options as described below and in footnote 3 on page 16.

    The cash bonus for the Chief Executive Officer and the Chief Financial Officer has two performance based criteria: (i) increase in earnings before non-recurring items and taxes and (ii) improvement in operating cash flow, each as defined. The number of restricted shares earned by the Chief Executive Officer and the Chief Financial Officer is based on Tyco's growth in earnings per share before non-recurring items. For those Named Officers with divisional operating responsibilities, the performance targets are measured through improvement in divisional earnings before interest and tax, as well as achieving certain cash flow goals. Cash and/or equity awards may also be tied to the successful completion of significant projects. The Compensation Committee establishes the specific annual performance measures on which incentive compensation is based within 90 days of the beginning of each fiscal year.

    Whether or not options are granted, the size of the award, and the vesting criteria are based on increasing shareholder value and consideration of the executive's overall compensation package. In addition, the Committee reviews an analysis of competitive practices prepared by a nationally recognized consulting firm.

    Equity based incentive compensation ties executive interests to shareholder interests in several ways: (i) the lapse of restrictions on restricted stock or the number of shares earned is in direct correlation to Tyco's performance and
(ii) the value of the equity award is ultimately determined by the future performance of Tyco as reflected by its share price. In addition, when a significant portion of management's compensation is in Tyco shares, they have a vested interest in increasing shareholder value.

    The Compensation Committee believes that evaluation of the overall performance of Tyco's senior executives cannot be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interests of Tyco and its shareholders. While achieving preset goals is fundamental to an incentive compensation scheme, the Compensation Committee cannot anticipate all events, including those beyond the control of management, which may have a material effect on performance goals. Under certain circumstances, the Compensation Committee's use of discretion in determining amounts of compensation may be appropriate. The Compensation Committee is aware that this policy may cause a loss in the corporate tax deduction under
Section 162(m) of the United States Internal Revenue Code.

    At the end of each fiscal year, the Compensation Committee reviews with the Chief Executive Officer the individual performance of each of the other executive officers and reviews his recommendations for the appropriate compensation awards and the financial and other objectives for each of the executive officers for the following year.

CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee meets at least annually to consider and make its determination regarding the total compensation of the Chief Executive Officer for the ensuing year. The Compensation

Committee determines such compensation based on its assessment of the individual performance of the Chief Executive Officer, a review of Tyco's operating performance (earnings per share, cash flow generation, and such factors as revenues, operating income, and strategic acquisitions), an analysis of total returns to shareholders relative to total returns generated by comparable public companies and a review of compensation of the chief executive officers of companies with similar businesses of comparable size.

    For fiscal 2000, Mr. Kozlowski received a base salary of $1.35 million and a cash bonus in the amount of $2.8 million, as shown in the SUMMARY COMPENSATION TABLE on page 14. Mr. Kozlowski was granted 600,000 shares of restricted stock on January 5, 2000. These shares will vest over a period of up to three years if the specified performance criteria referred to above are met.

    Mr. Kozlowski also received an aggressive performance-based option award, which includes significant growth in earnings per share and stock price appreciation measures (described in footnote 3 on page 16). Mr. Kozlowski also received restoration options in accordance with the restoration option provision. The restoration provision enables executive officers to use certain earned equity awards and certain proceeds from the sale of shares acquired upon the exercise of options to pay option exercise costs, repay indebtedness owed to Tyco International (US) Inc., or for tax planning purposes while maintaining their equity position in Tyco. At the time of the TyCom initial public offering, Mr. Kozlowski received an award of options to purchase 800,000 TyCom common shares at the initial public offering price of $32.00 with pro-rata vesting over four years. The Committee believes Tyco is best served by the continued leadership of Mr. Kozlowski. The Committee conferred with a nationally recognized consulting firm that analyzed Tyco's performance, as well as the marketplace for executive talent. The firm reviewed the performance option award, designed to focus on Mr. Kozlowski's retention as well as growth in shareholder value, and made its recommendations. Another consulting firm reviewed and concurred with the recommendations.

    The Committee considers Mr. Kozlowski's level of compensation appropriate in view of his performance and continued leadership of Tyco during fiscal 2000. As noted above, Tyco experienced outstanding growth in earnings per share of 42.5%, operating cash flow of 48.6%, and net sales of 29%. During this year, Mr. Kozlowski led Tyco in, among other things, the successful completion of the initial public offering of TyCom, the creation of Tyco Ventures, and the sale of the ADT Automotive unit for $1 billion which closed shortly after the end of the fiscal year. Mr. Kozlowski continued his "growth on growth" strategy, I.E., solid, sustainable organic (internal) growth coupled with growth through acquisitions. During fiscal 2000, Tyco completed 33 acquisitions each in excess of $10 million, as well as numerous smaller acquisitions and, just after the end of the fiscal year, finalized the acquisition of Mallinckrodt, a healthcare company, in a transaction valued at $4.2 billion. Mr. Kozlowski also oversaw a marketing campaign to increase awareness of the Tyco name and businesses with the public. The Committee noted that, for the second year in a row, Tyco is included in INDUSTRY WEEK'S annual list of the 100 Best-Managed Companies.

    The Committee also compared the performance of Former Tyco in fiscal 1993, the year Mr. Kozlowski became chairman of Former Tyco, and the performance of Tyco in fiscal 1999 and fiscal 2000, as follows:

                                                     FORMER        TYCO       TYCO     93 - 00    99 - 00
                                                   TYCO FISCAL    FISCAL     FISCAL       %          %
                                                      1993         1999       2000     INCREASE   INCREASE
                                                   -----------   --------   --------   --------   --------
Annual net sales (in billions)..................      $ 3.1      $   22.5   $   28.9      833%      28.6%
Net income before non-recurring items (in
  millions).....................................      $99.7      $2,559.1   $3,726.4     3638%      45.6%
Earnings per share before non-recurring
  items(1)......................................      $0.27      $   1.53   $   2.18      707%      42.5%
Market price of a common share (at year
  end)(1).......................................      $5.17      $  51.63   $  51.88      903%       0.5%
Aggregate market value of outstanding common
  shares (at year end) (in billions)............      $ 1.9      $   87.3   $   87.4     4500%       0.1%

------------------------

(1) Adjusted for stock splits

    The graph below compares cumulative total shareholder return on the common shares of Former Tyco, which were converted into shares of the Company in the merger of ADT and Former Tyco on July 2, 1997, against the cumulative total return of the Dow Jones Industrial-Diversified Index and the S&P 500

Index, assuming investment of $100 on June 30, 1993, including re-investment of dividends. The graph reflects growth in shareholder value during Mr. Kozlowski's tenure as Chairman of Former Tyco and Tyco. Former Tyco used a June 30 fiscal year end. Following the merger, Tyco changed its fiscal year end to September 30. Therefore, the graph below shows the cumulative total return as of the end of each of the three years in the period ended June 30, 1996, as of July 2, 1997, the consummation date of the merger between ADT Limited and Former Tyco, the three-month transition period ended September 30, 1997 and the fiscal years ended September 30, 1998, 1999, and 2000. In addition to what is reflected in the chart, during fiscal 2000 Tyco's Telecommunications business unit became a separate public company (TyCom Ltd.). Approximately fourteen percent (14%) of its common shares were sold in an initial public offering for net proceeds of $2.1 billion.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

TYCO INTL LTD NEW
Cumulative Total Return
Jun-93Jun-94Jun-95Jun-967/2/97Sep-97Sep-98Sep-99Sep-00
TYCO INTERNATIONAL LTD.100112.1132.76201.64376.37408.32550.851030.631036.76
S & P 500100101.41127.84161.09216.99233.24254.34325.06368.24
DOW JONES INDUSTRIAL,
DIVERSIFIED100101.46125.7176.89256.23272.67289.42429.3530.35

                                                                CUMULATIVE TOTAL RETURN
                                 -------------------------------------------------------------------------------------
                                   6/93       6/94       6/95       6/96      7/2/97      9/97       9/98       9/99       9/00
                                 --------   --------   --------   --------   --------   --------   --------   --------   --------
TYCO INTERNATIONAL LTD. .......   100.00     112.10     132.76     201.64     376.37     408.32     550.85    1030.63    1036.76
S & P 500                         100.00     101.41     127.84     161.09     216.99     233.24     254.34     325.06     368.24
DOW JONES INDUSTRIAL
  DIVERSIFIED..................   100.00     101.46     125.70     176.89     256.23     272.67     289.42     429.30     530.35

SUMMARY

    Tyco's philosophy is to hire and retain the best executive talent. Tyco believes in paying very competitively to keep and continually motivate exceptionally talented executives--if such pay is merited by performance. Tyco generally employs entrepreneurial executives, those that are willing to have a significant amount of their pay tied to performance. Tyco's executive compensation program reflects this focus by offering significant financial rewards when Tyco and the individual achieve excellent results; however, significantly lower compensation is tied to lower levels of performance. Specifically, if the compensation targets are not achieved, Tyco executives are ineligible for either cash bonuses or equity-based compensation. In order for Mr. Kozlowski and Mr. Swartz to earn a cash bonus in fiscal 2000, a minimum of 22.5% growth in pre-tax income and operating cash flow growth over fiscal 1999 performance was required. In addition, in order to meet the performance criteria to vest the minimum number of restricted shares, growth in earnings per share of at least 22.5% over fiscal 1999 was required. The Committee believes that Tyco's executive compensation program, which is based on this philosophy, is in the best interest of shareholders and that executive compensation in fiscal 2000 was consistent with the focus and goals of the program.

Submitted by the Compensation Committee,

Philip M. Hampton, Chairman
Stephen W. Foss
James S. Pasman
W. Peter Slusser

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

    Set forth below is a graph comparing the cumulative total shareholder return on Tyco common shares (Tyco was named ADT Limited prior to July 2, 1997) against the cumulative total return of the S&P Services (Commercial and Consumer) Index, the Dow Jones Industrial-Diversified Index and the S&P 500 Index, assuming investment of $100 on December 31, 1995, including re-investment of dividends. In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Therefore, the graph below shows the cumulative total return as of the end of each of the two years in the period ended December 31, 1996, the nine-month transition period ended September 30, 1997 and the fiscal years ended September 30, 1998, 1999 and 2000. Also shown is the cumulative total return as of July 2, 1997, the consummation date of the merger between ADT and Former Tyco.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

DOLLARS

       TYCO INTERNATIONAL              DOW JONES   S & P SERVICES
           LTD. (FORMERLY             INDUSTRIAL-  (COMMERCIAL &
             ADT LIMITED)  S & P 500  DIVERSIFIED      CONSUMER)
12/95             $100.00    $100.00      $100.00        $100.00
12/96             $152.50    $122.96      $135.33        $103.27
7/97              $241.67    $148.30      $172.71        $111.94
9/97              $273.71    $159.41      $183.80        $128.76
9/98              $369.25    $173.83      $195.08        $110.74
9/99              $690.87    $222.16      $289.37        $104.33
9/00              $694.97    $251.67      $357.48         $75.14

                                                               CUMULATIVE TOTAL RETURN
                                      --------------------------------------------------------------------------
                                       12/95      12/96      7/2/97      9/97       9/98       9/99       9/00
                                       -----      -----      ------      ----       ----       ----       ----
Tyco International Ltd.
  (Formerly ADT Limited)............   100.00     152.50     241.67     273.71     369.25     690.87     694.97
S & P 500...........................   100.00     122.96     148.30     159.41     173.83     222.16     251.67
Dow Jones
  Industrial - Diversified..........   100.00     135.33     172.71     183.80     195.08     289.37     357.48
S & P Services (Commercial &
  Consumer).........................   100.00     103.27     111.94     128.76     110.74     104.33      75.14

        SHAREHOLDER PROPOSAL--PVC USE IN MANUFACTURE OF MEDICAL SUPPLIES

    The Sisters of Mercy, Burlingame, 2300 Adeline Drive, Burlingame, CA 94010-5599, which, as of December 29, 2000, owned 200 common shares; Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, CA 94111-1024, which, as of November 10, 2000 owned 168,051 shares; The Sisters of the Sorrowful Mother International Finance, Inc., 9056 North Deerbrook Trail, Brown Deer, Wisconsin 53223-2454, which, as of October 23, 2000 owned 90,300 common shares; Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, NY 10016-1301, which, as of October 20, 2000, owned 158,793 shares; the Catholic Foreign Mission Society of America, Inc., P.O. Box 305, Maryknoll, New York 10545-0305, which, as of October 25, 2000 owned 26,004 shares; The Missionary Oblates of Mary Immaculate, 391 Michigan Avenue, NE, Washington, DC 20017, which, as of October 26, 2000 owned 6,500 shares; and Christus Health, 2600 North Loop West, Houston, Texas 77092, which, as of October 30, 2000 owned 12,300 shares, have given notice that they intend to present the following resolution at the meeting for the reasons stated:

    WHEREAS:

    Polyvinyl chloride (PVC) plastic, the primary component in 25 percent of all medical products, including IV, blood, and enteral feeding bags, oxygen tubing and masks, dialysis tubing, enteral feeding tubes, examination gloves and sterile packaging, creates dioxin during the production of pvc feedstocks;

    PVC also produces dioxin when burned in a medical or solid waste incinerator;

    Dioxin is a known human carcinogen and had been linked to a host of other human health effects, including endocrine (hormone system) disruption, reproductive abnormalities, altered glucose tolerance, testicular atrophy, neurological problems, infertility and other effects in both animals and humans;

    The Environmental Protection Agency has determined that the U.S. population already has dioxin levels in their bodies at or near the levels which have caused adverse effects in laboratory animals;

    Large quantities of chemicals called "phthalates" are used to manufacture flexible PVC medical products; as a result, a significant percentage of any flexible PVC product may be comprised of di-ethylhexyl-phthalate (DEHP), a plasticizer that is a probable reproductive toxicant and toxicant of the liver and kidney;

    DEHP has been found to leach out of medical devices and into the fluids they are carrying, thus putting at risk of DEHP exposure, vulnerable populations, such as premature infants, dialysis patients and people with AIDS;

    The leaching of DEHP into patients has been linked to adverse health impacts in premature infants;

    An expert panel of the National Toxicology Program's Center for the evaluation of risks to human reproduction, expressed "serious concern" about DEHP exposures from PVC medical devices used in the treatment of critically ill infants;

    All patients deserve to receive medical treatment using products and technology which present the least risk to their health;

    Many non-PVC medical devices (e.g., IV bags, gloves, plasma collection bags, containers) are available, and others (e.g., tubing, film for collection bags, blood bags) are under development.

    THEREFORE, BE IT RESOLVED that the shareholders request the Board of Directors of Tyco International to adopt a policy of phasing out the manufacture of PVC-containing or phthalate-containing medical supplies by its Kendall Healthcare subsidiary where safe alternatives are available.

PROPONENTS' SUPPORTING STATEMENT

    Establishing as a priority the manufacture of blood bags and tubing made from resins that do not contain phthalate plasticizers would provide safer patient care in the applications which currently expose patients to the greatest health risks. Mechanisms which could be utilized to implement this policy might include: maintaining an inventory of products which contain PVC or DEHP, investigation and tracking of the availability of alternatives, establishing policies for environmentally preferable manufacturing, and requesting suppliers and purchasers to aid in the development of alternatives. By adopting these mechanisms, Tyco International will demonstrate that there is a market for such devices and therefore, encourage the development and marketing of additional alternative products.

    As a manufacturer of PVC medical devices in health care, Tyco International would, by adopting these policies, demonstrate a continuing commitment to risk-reduction and safe products.

RECOMMENDATION OF THE BOARD OF DIRECTORS AGAINST THE SHAREHOLDER PROPOSAL

    The Board of Directors believes that adopting a policy requiring Tyco to phase-out the production of polyvinyl chloride ("PVC")-containing or phtalate-containing medical supplies would not serve the best interest of patients, health care providers, Tyco or its shareholders, and recommends that you vote AGAINST the proposal.

    As a supplier of health care products and services, Tyco is committed to providing life-sustaining medical products and services that can safely and effectively meet the needs of its health-care customers and the patients who rely on its products. The Board believes that Tyco should have the ability to choose the most appropriate component materials for its products that would enable it to best achieve this goal. Tyco stays abreast of new developments and relies on scientific research data to determine the safety of materials used in its products. We are constantly exploring alternative materials and will use them when they are shown to be superior overall to those materials currently used.

    PVC and di-ethylhexyl-phthalate ("DEHP") have a history of over 40 years of safe and effective use in a variety of medical products, such as tubing and solution bags, and have undergone strict regulatory review by the U.S. Food and Drug Administration and many other governmental and independent health agencies throughout the world. One recent retrospective study, defending the use of PVC in medical products, was the American Council on Science and Health study published in 1999, chaired by former United States Surgeon General, C. Everett Koop. The ACSH study commissioned over 200 physicians and scientists, and did not find a causal link between DEHP and human health risk.

    Tyco uses PVC for certain of its medical products because of its clarity, flexibility, kink-resistance and processability, as well as for its cost-effectiveness. The disposable medical device industry has looked to PVC since the 1950s to provide cost-effective engineered solutions for providing and improving health care delivery. Environmental concerns relating to the manufacture and disposal of PVC that have arisen in recent years are being addressed with modern pollution control technologies.

    Tyco is aware that, in certain cases, alternatives to materials containing PVC and DEHP may be appropriate for particular applications and therefore merit investigation. For this reason, Tyco continuously evaluates a variety of materials and allocates funding for the research and development of non-PVC alternative polymers and commercial development of non-PVC medical products. Tyco believes that substitute technology should be developed on a case-by-case basis, and, in circumstances where an alternative material is proven to be superior overall to PVC and regulatory clearance is obtained, Tyco will offer or convert to the alternative. However, in the meantime, the Board believes that management must have the flexibility to use the optimal materials available for any particular application, consistent with evaluating their health and safety aspects. Tyco should not be precluded from considering materials that have been found to be safe, reliable and effective.

    For all of these reasons, the Board recommends that you vote AGAINST adopting a policy requiring Tyco to phase out the production of PVC-containing and phthalate-containing medical supplies. Approval of the proposal requires the affirmative vote of a majority of the votes cast by the holders of outstanding shares represented at the meeting in person or by proxy.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Tyco's officers and directors, and persons who own more than ten percent of a registered class of Tyco's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish Tyco with copies of all Forms 3, 4 and 5 they file. Based solely on Tyco's review of the copies of such forms it has received and written representations from certain reporting persons confirming that they were not required to file Forms 5 for specified fiscal years, Tyco believes that all its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during fiscal 2000.

           SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL GENERAL MEETING

    In accordance with the rules established by the SEC, any shareholder proposal submitted pursuant to Rule 14a-8 intended for inclusion in the proxy statement for next year's annual general meeting of shareholders, which is anticipated to be held during February 2002, must be received by Tyco no later than September 17, 2001. Such proposals should be sent to Tyco's Chief Corporate Counsel at The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC and must be a proper subject for shareholder action under Bermuda law.

    In addition, for proposals submitted outside of the Rule 14a-8 procedures, Bermuda law provides that only Tyco shareholders holding not less than 5% of the total voting rights or 100 or more registered Tyco shareholders together may require a proposal to be submitted to an annual general meeting. Generally, notice of such a proposal must be deposited at the registered office of Tyco not less than six weeks before the date of the meeting, unless the meeting is subsequently called for a date six weeks or less after the notice has been deposited. Under SEC Rule 14a-4, proxies may be voted on matters properly brought before a meeting under this procedure in the discretion of management without additional proxy statement disclosure about the matter unless Tyco is notified about the matter at least 45 days before the proxy statement is mailed to shareholders. The deadline under Rule 14a-4 for next year's meeting is November 30, 2001.

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

    Copies of Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2000, as filed with the SEC (without exhibits), are available to shareholders free of charge by writing to Tyco International Ltd., The Zurich Centre, Second Floor, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

                                    GENERAL

    The enclosed proxy is solicited on behalf of Tyco's Board of Directors. Unless otherwise directed, proxies held by the chairman of the meeting will be voted to elect the directors named on the proxy card, FOR the other resolutions proposed by the Board of Directors and AGAINST the shareholder proposal. If any matter other than those described in this proxy statement properly comes before the meeting, or with respect to any adjournment or postponement thereof, the Chairman will vote the shares represented by such proxies in accordance with his best judgment.

                                                                      APPENDIX A

                            TYCO INTERNATIONAL LTD.
                            AUDIT COMMITTEE CHARTER

MISSION STATEMENT

    The Audit Committee (the "Committee") will assist the Board of Directors (the "Board") in fulfilling its oversight responsibilities to shareholders, potential shareholders and the investment community relating to corporate accounting, financial reporting practices and the quality and integrity of the financial reports of the Company. It is the responsibility of the Committee to maintain free and open means of communication between the Board, independent auditors, internal auditors, and financial management of the Company.

ORGANIZATION

    The Committee shall be comprised of three or more Directors, as determined by the Board, each of whom shall be independent Directors and free from any relationships that would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee must have a working familiarity with basic finance and accounting practices, and at least one member of the Committee must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment.

    Members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

    The Committee shall meet at least four times annually, or more frequently as circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

ROLES AND RESPONSIBILITIES

    The Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure the Board and shareholders that corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality. In carrying out its responsibilities, the Committee will:

INTERNAL CONTROL

    1. Review the adequacy of the Company's systems of internal control and evaluate whether management is communicating the importance of internal control and ensuring that all individuals possess an understanding of their roles and responsibilities; and

    2. Ensure that the external and internal auditors keep the Committee informed of their internal control recommendations and review whether recommendations have been implemented by management.

DOCUMENT /REPORTS REVIEW

    1. Review and update this Charter periodically, at least annually, as conditions dictate;

    2. Review the Company's annual financial statements. Determine whether based on the review and discussion of the audited financial statements with management and independent accountants, if the

Committee should recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission;

    3. Meet with management and the external auditors to discuss the results of the annual audit, including any significant changes in accounting principles and any serious difficulties or disputes with management encountered during the audit; and

    4. Review with management and the external auditors the interim financial statements prior to filing (the Committee Chair may represent the entire committee for this review).

INDEPENDENT ACCOUNTANTS

    1. Recommend to the Board the selection and evaluation of the independent accountants, considering independence and effectiveness, and approve the compensation to be paid to the independent accountants;

    2. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant;

    3. Obtain a formal written statement from the independent accountants periodically delineating all relationships between the auditors and the Company; engage in a dialogue with the auditors regarding any disclosed relationships and services which may impact their independence; and recommend that the Board take appropriate action in response to the auditors' report to satisfy itself of the auditors' independence;

    4. Periodically consult with independent accountants, without the presence of management, about internal controls and the fullness and accuracy of the Company's financial statements; and

    5. Instruct the independent accountants that they are ultimately accountable to the Board and the Committee.

FINANCIAL REPORTING PROCESS

    1. Review the Company's financial reporting process, both internal and external, in consultation with the independent accountants;

    2. Consider the independent accountants' judgments about the quality and appropriateness of the Company's accounting principles applied, including management's handling of proposed audit adjustments identified by external auditors; and

    3. Consider suggestions made by independent accountants, management, or internal audit, regarding the Company's accounting principles and practices.

PROCESS IMPROVEMENT

    1. Establish regular and separate systems of reporting to the Committee by management, independent accountants and internal audit regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments;

    2. Review with management, independent accountants and internal audit difficulties encountered during the course of the annual audit, including any restrictions on the scope of work or access to required information and any other significant disagreements in connection with preparing the financial statements;

    3. Discuss with management, independent accountants and internal audit the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented; and

    4. Report periodically to the Board on significant results of activities or the lack thereof.

ETHICAL AND LEGAL COMPLIANCE

    1. Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code;

    2. Review activities, organizational structure, and qualifications of the internal audit department;

    3. Review with the Company's attorneys legal compliance matters including corporate securities trading policies;

    4. Review with the Company's attorneys any legal matter that could have a significant impact on the Company's financial statements; and

    5. Perform any other activities consistent with this Charter, the Company's Bye-laws and governing law, as the Committee or Board deems necessary or appropriate.

                            TYCO INTERNATIONAL LTD.
        A PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

    Proxy Card for use at the 2001 Annual General Meeting (the "Meeting") of Shareholders of Tyco International Ltd., a company organized under the laws of Bermuda ("Tyco"), to be held on March 27, 2001 at 9:30 a.m., Atlantic Time, at the Fairmont Hamilton Princess Hotel, 76 Pitts Bay Road, Pembroke HM 08, Bermuda.

    The undersigned, being a holder of common shares of Tyco, hereby appoints as his/her proxy at the Meeting the Chairman of the Meeting and directs such proxy to vote (or abstain from voting) at the Meeting as indicated on the reverse of this card or, to the extent that no such indication is given, as set forth herein and authorizes the Chairman to vote in his discretion on such other business as may properly come before the Meeting or any adjournment or postponement thereof.

    Please indicate on the reverse of this card how your shares are to be voted. If this card is returned duly signed but without any indication as to how your shares are to be voted in respect of any of the resolutions described on the reverse, you will be deemed to have directed the proxy to vote FOR the Company Proposals 1-3 and AGAINST the Shareholder Proposal.

    In order to be effective, completed proxy cards should be received at one of the addresses and by the time (being local time) specified below:

    IN BERMUDA: Tyco International Ltd., The Zurich Centre, Second Floor,
    90 Pitts Bay Road, Pembroke HM 08, Bermuda, by 8:00 a.m. on March 27, 2001;

    IN THE UNITED KINGDOM: Tyco International Ltd., c/o Tyco Holdings (UK) Limited, 27th Floor, Tower 42, The International Financial Centre, 25 Old Broad Street, London EC2N 1HQ, United Kingdom, by 5:00 p.m. on March 26, 2001;

    IN AUSTRALIA: Tyco International Ltd., c/o Tyco International Pty. Limited, Level 6, 12 Help Street, Chatswood NSW 2067, Australia, by 5:00 p.m. on March 26, 2001;

    IN THE UNITED STATES: Tyco International Ltd., c/o ChaseMellon Shareholder Services, LLC, Midtown Station, P.O. Box 946, New York, New York 10138-0746, United States of America, by 8:00 a.m. on March 27, 2001.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

Please indicate with an "X" in the appropriate space how you wish your votes to be cast. IF NO INDICATION IS GIVEN, PROXIES HELD BY THE CHAIRMAN OF THE MEETING WILL BE VOTED TO ELECT THE FOURTEEN NOMINEES, IN FAVOR OF THE RESOLUTIONS PROPOSED BY THE BOARD OF DIRECTORS AND AGAINST THE SHAREHOLDER PROPOSAL.

Please mark your votes as indicated in this example /X/

The Board of Directors recommends a vote "FOR" the following proposals:

1.  Election of the 14 nominees listed below to the Board of Directors

        / /  FOR       / /  WITHHOLD AUTHORITY       / /  FOR ALL EXCEPT*

L. Dennis Kozlowski, Lord Ashcroft, Joshua M. Berman, Richard S. Bodman, John F. Fort, III, Stephen W. Foss, Philip M. Hampton, Wendy E. Lane, James S. Pasman, Jr., Roger S. Penske, W. Peter Slusser, Mark H. Swartz, Frank E. Walsh, Jr. and Joseph F. Welch

To vote for all nominees, mark the "For" box. To withhold voting for all nominees, mark the "Withhold Authority" box. To withhold voting for a particular nominee (or nominees), mark the "For All Except" box and enter the name(s) of the exception(s) in the space provided.

*  Exceptions: _________________________________________________________________

2. Approval of an amendment of Tyco's bye-laws to set and approve director remuneration without shareholder approval

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Re-appointment of PricewaterhouseCoopers as the independent auditors of the Company and authorization for the Board of Directors to fix the auditors' remuneration

            / /  FOR            / /  AGAINST            / /  ABSTAIN

The Board of Directors recommends a vote "AGAINST" the following Shareholder
Proposal:

Shareholder proposal concerning PVC use

            / /  FOR            / /  AGAINST            / /  ABSTAIN
Note:
1. In the case of a corporation, this proxy must be under its common seal or signed by a duly authorized officer or director whose designation must be stated.

2. In the case of joint holders, any holder may sign, but the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the Register of Shareholders.

3. Please sign as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _______________ Signature/Title ______________ Date __________________
--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE